Exhibit 99.01


IMMEDIATE RELEASE                            For Additional Information Contact:

February 26, 2003                                               SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
                                                  3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com

                    FX Energy Forms Technical Advisory Panel

Salt Lake City, February 26, 2003, - FX Energy, Inc. (Nasdaq: FXEN) today announced the formation of a Technical and Industry Advisory Panel to advise and consult with management in connection with the three "Fences" project areas in Poland's Permian Basin where FX Energy holds an interest in approximately 1.5 million acres. "These men bring a wealth of relevant talent, experience and wisdom; in my view their involvement speaks volumes about the quality of our Fences project areas. I believe their advice, counsel and support will be invaluable to us in defining and exploiting the potential of our projects in Poland and in attracting industry funding for that effort," stated David Pierce, president of FX Energy.

The advisory panel is comprised of the following three individuals.

Richard Hardman CBE has built an outstanding career in international exploration over the past 40 years in the upstream oil and gas industry as a geologist in Libya, Kuwait, Colombia, and Norway. In the UK his career encompasses almost the whole of the exploration history of the North Sea - 1969 to the present. With Amerada Hess from 1983 to 2002 as Exploration Director and later Vice President Exploration, he was responsible for key Amerada North Sea and international discoveries, including Valhall, Scott and South Arne fields. Mr. Hardman was made Commander of the British Empire in the New Year Honours, 1998, and has served as the Chairman of the Petroleum Society of Great Britain, President of the Geological Society, and President of the European Region of AAPG Europe.

Philip Gardner has worked for the past 29 years in international oil and gas exploration and production as a geologist and manager in the UK North Sea, US, Libya, Australia, Indonesia Egypt and Poland for Conoco, Inc. He served as Conoco's upstream Poland Branch Manager responsible for technical, operational and commercial oversight of what is now FX Energy's Fences II project area. Mr. Gardner has served as manager of technical teams (geoscientists and engineers) for the past twenty years.

Steven McTiernan has over 30 years of diverse energy industry and banking experience with Amoco, Mesa, British Petroleum, Chase Manhattan, CIBC and NatWest. He was the Global Head of Oil & Gas for Chase in New York, and for NatWest in London. Mr. McTiernan advised FX Energy in connection with the 2003 Farmout Agreement of the Fences I project area to CalEnergy Gas.

FX Energy holds interests in five project areas in Poland:

The Fences I project area covers approximately 265,000 acres in western Poland's Permian Basin. FX Energy holds a 49% interest subject to the right of CalEnergy Gas to earn half of that 49%. POGC holds 51%.

The Fences II project area covers approximately 670,000 acres in western Poland's Permian Basin. FX Energy has a 49% interest in Fences II and POGC holds 51%.

The Fences III project area covers approximately 553,000 acres in western Poland's Permian Basin. FX Energy holds a 100% interest.

The Pomerania project area covers approximately 2.2 million acres in western Poland's Permian Basin. FX Energy holds a 100% interest in the Pomerania project area except for one block of approximately 225,000 acres, where its interest is 74% and POGC holds 26%.

The Wilga project area covers approximately 250,000 acres in central Poland; FX Energy holds a 45% interest.
                                 ______________

For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2001 annual report on Form 10-K and other SEC reports or visit FX Energy's website at www.fxenergy.com.

This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2001 annual report on Form 10-K and other SEC reports.

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